Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Fourth Quarter and Full Year 2014 Results

— Company Provides Outlook for the Fiscal First Quarter and Full Year 2015 —

— Supply Chain Initiative Expected to Generate $50M in Annualized Incremental Gross Margin by 2017 —

— Launches New SG&A Optimization Program; Targeting Additional $35M in Annualized SG&A Savings by 2016 —

New York, NY, March 13, 2015 – ANN INC. (NYSE: ANN) today reported results for the fiscal fourth quarter and full year of 2014 ended January 31, 2015. The Company also provided its outlook for the first quarter and full year of fiscal 2015.

For the fourth quarter of fiscal 2014, the Company reported earnings per diluted share of $0.01. This includes the impact of $8.3 million, or $0.11 per diluted share, in incremental pre-tax air freight costs incurred in response to the West Coast port situation, without which, earnings per diluted share would have been $0.12, versus earnings per diluted share of $0.10 in the fourth quarter of fiscal 2013.

For the full year of fiscal 2014, the Company reported earnings per diluted share of $1.46 on a GAAP basis, which includes the $0.23 per diluted share impact of the $17.3 million pre-tax restructuring charge recorded during the first quarter of fiscal 2014; the $0.07 per diluted share impact of the $5.0 million pre-tax charge recorded during the third quarter related to the closing of Ann Taylor’s Madison Avenue store; and the $0.18 per diluted share impact of $13.3 million in incremental pre-tax air freight costs incurred during the second half of fiscal 2014 in response to the West Coast port situation. Excluding these charges and costs, earnings per diluted share would have been $1.94, compared with earnings per diluted share of $2.19 for the full year of fiscal 2013.

Kay Krill, President and Chief Executive Officer, commented, “Despite a highly promotional and competitive environment, ANN INC. achieved positive comparable sales and effectively managed expenses in the fourth quarter, generating bottom-line results that came in slightly ahead of the outlook we provided in November. In addition, we delivered on our commitment to clear excess inventory, entering fiscal year 2015 in a healthy position in all channels.

“While we are disappointed that we could not achieve a sixth consecutive year of EPS growth in 2014, I am pleased with how our team responded to the many challenges we faced during the year and we are fully committed to restoring positive growth and momentum over the course of 2015.

“To that end, we are highly focused on delivering outstanding product through a seamless brand experience for our clients, recapturing gross margin and driving increased profitability through careful control of our inventories and aggressive expense management. At the same time, we expect to make continued progress on our strategic initiatives, including the successful execution of our recently-launched supply chain initiative and our new SG&A optimization program, further enhancement of our omni-channel capabilities and the continued development of our Lou & Grey concept. Together, these initiatives give us a solid foundation on which to build as we continue our commitment to driving growth and enhancing shareholder value,” Ms. Krill concluded.

Fiscal 2014 Fourth Quarter Results

Total net sales for the fourth quarter of fiscal 2014 were $647.4 million, compared with net sales of $623.3 million in the fourth quarter of fiscal 2013. By brand, net sales across all channels of the Ann Taylor brand totaled $249.9 million in the fourth quarter of 2014, compared with net sales of $246.2 million in the fourth quarter of 2013. At the LOFT brand, net sales across all channels were $397.5 million in the fourth quarter of 2014, compared with net sales of $377.1 million in the fourth quarter of 2013.

Total Company comparable sales for the quarter increased 1.0% on top of an increase of 2.9% in the fourth quarter of 2013. At Ann Taylor, total brand comparable sales declined 0.4%, reflecting flat comparable sales at Ann Taylor, which includes Ann Taylor stores and anntaylor.com, and a decline of 1.5% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased 1.9%, reflecting an increase of 1.0% at LOFT, which includes LOFT stores and LOFT.com, and an increase of 6.6% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin as a percentage of net sales was 45.8%, a decrease of 350 basis points compared with the 49.3% gross margin rate achieved in the fourth quarter of 2013. The decrease in gross margin rate was primarily due to higher promotional activity at both Ann Taylor and LOFT compared with the fourth quarter of 2013, as well as the 130 basis point impact of $8.3 million in incremental air freight costs incurred in response to the West Coast port situation.

Selling, general and administrative expenses for the fourth quarter of 2014 were $295.2 million versus $301.5 million reported in the fourth quarter of 2013. As a percentage of net sales, selling, general and administrative expenses were 45.6% in the fourth quarter of 2014, compared with 48.4% in the fourth quarter of 2013. The 280 basis point improvement in SG&A rate during the fourth quarter of 2014 was primarily due to continued disciplined expense management, including the ongoing benefit of our first quarter 2014 restructuring, as well as lower marketing spend.

The Company reported operating income of $1.0 million for the quarter, including the $8.3 million pre-tax impact of incremental air freight costs incurred in response to the West Coast port situation. Excluding these costs, operating income would have been $9.3 million, compared with operating income of $5.8 million in the fourth quarter of 2013.

Net income in the quarter was $0.3 million, or $0.01 per diluted share, including the $5.1 million, or $0.11 per diluted share, after-tax impact of costs incurred in response to the West Coast port situation, without which, net income would have been $5.4 million, or $0.12 per diluted share, compared with net income of $4.7 million, or $0.10 per diluted share, in the fourth quarter of 2013. The tax rate used to calculate non-GAAP after-tax charges and non-GAAP net income for the fourth quarter of 2014 was based on the Company’s full year effective tax rate of 38.5%.

During the fourth quarter of 2014, the Company opened six new stores, comprised of one Ann Taylor store, one Ann Taylor Factory store, one LOFT Outlet store and three Lou & Grey stores. The Company also closed 26 stores during the quarter, comprised of 17 Ann Taylor stores and nine LOFT stores.

Fiscal Year 2014 Results

Total net sales for the full year of fiscal 2014 were $2.53 billion, compared with net sales of $2.49 billion in fiscal 2013. By brand, net sales across all channels of the Ann Taylor brand totaled $952.8 million in fiscal 2014, compared with net sales of $959.8 million in fiscal 2013. At the LOFT brand, net sales across all channels were $1,580.7 million in 2014, compared with net sales of $1,533.7 million in 2013.

Total Company comparable sales for the full year of fiscal 2014 decreased 1.9%. At the Ann Taylor brand, total comparable sales decreased 2.2%, including decreases of 0.7% at Ann Taylor and 5.2% at Ann Taylor Factory. At the LOFT brand, total comparable sales decreased 1.7%, including a decrease of 2.4% at LOFT, partially offset by an increase of 1.3% at LOFT Outlet. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin as a percentage of net sales was 51.0%, compared with 53.9% in fiscal 2013. The decrease in gross margin rate was primarily due to continued traffic challenges and a highly promotional retail environment throughout much of the year, soft product performance in certain categories at LOFT during the first half and at Ann Taylor during the second half of 2014 and the impact of $13.3 million in pre-tax incremental air freight costs incurred in response to the West Coast port situation.

Selling, general and administrative expenses were $1,161.8 million, including the impact of the third-quarter pre-tax charge of $5.0 million related to the closure of Ann Taylor’s Madison Avenue store, without which, selling, general and administrative expenses would have been $1,156.8 million, versus $1,173.2 million in fiscal 2013. As a percentage of net sales, selling, general and administrative expenses decreased to 45.9%. Excluding the 0.2% impact of the aforementioned charge, selling, general and administrative expenses as a percentage of net sales would have been 45.7%, representing a 140 basis-point improvement over the 47.1% reported for 2013. This was primarily due to lower marketing and performance-based compensation expenses as well as savings resulting from our first quarter 2014 restructuring, partially offset by an increase in occupancy costs and other variable expenses related to store growth, as well as other expenses to support the expansion of our business.

The Company recorded a pre-tax restructuring charge of $17.3 million in the first quarter of 2014 in connection with its strategic realignment.

For fiscal 2014, the Company reported operating income of $111.8 million on a GAAP basis. Excluding the aforementioned $17.3 million pre-tax restructuring charge, the $5.0 million pre-tax charge associated with the aforementioned closure of Ann Taylor’s Madison Avenue store and $13.3 million in incremental air freight costs incurred in response to the West Coast Port situation during the second half of 2014, operating income for the full year of fiscal 2014 would have been $147.4 million, compared with operating income of $170.1 million in fiscal 2013.

Net income for fiscal 2014 was $68.0 million, or $1.46 per diluted share, on a GAAP basis. Excluding the $10.6 million, or $0.23 per diluted share, after-tax impact of the above-mentioned restructuring charge, the $3.1 million, or $0.07 per diluted share, after-tax impact of the third quarter charge related to the closure of Ann Taylor’s Madison Avenue store and the $8.2 million, or $0.18 per diluted share, after-tax impact of the incremental air freight costs discussed above, net income would have been $89.9 million, or $1.94 per diluted share, in fiscal 2014, compared with net income of $102.4 million, or $2.19 per diluted share, in fiscal 2013.

The Company ended the year with approximately $208 million in cash. During fiscal 2014, the Company repurchased approximately 1.3 million of its outstanding shares at a total cost of $50 million.

Total inventory per square foot at the end of fiscal 2014 increased approximately 11% versus fiscal 2013, reflecting increases of 6% at Ann Taylor and 24% at LOFT, partially offset by a 2% decrease in the factory/outlet channel. The increases at Ann Taylor and LOFT were primarily driven by a change in the timing of Spring receipts versus last year, as well as changes in merchandise mix. Excluding the impact of receipt timing, inventory per square foot at Ann Taylor and LOFT were up by 3% and 7%, respectively, as compared to fiscal 2013.

During fiscal 2014, the Company opened 50 stores, comprised of three Ann Taylor stores, eight Ann Taylor Factory stores, 17 LOFT stores, 17 LOFT Outlet stores and five Lou & Grey stores. The Company also closed 45 stores during the year comprised of 26 Ann Taylor stores and 19 LOFT stores. The total store count at the end of fiscal 2014 was 1,030, comprised of 245 Ann Taylor stores, 116 Ann Taylor Factory stores, 537 LOFT stores, 127 LOFT Outlet stores and five Lou & Grey stores.

Outlook for Fiscal First-Quarter and Full-Year 2015

For the fiscal first quarter of 2015, the Company expects:

•	Total net sales to be $605 million, reflecting total Company comparable sales that are slightly positive compared to the fiscal first quarter of 2014;

•	Gross margin rate performance to be 53.0%;

•	Selling, general and administrative expenses to be $295 million;

•	The estimated effective tax rate to be 40.5%; and,

•	Weighted average diluted shares outstanding for the quarter of approximately 46.2 million, which includes the effect of participating securities, but excludes any potential impact of future share repurchases.

In terms of the full year fiscal 2015, the Company currently anticipates:

•	Total net sales to be $2.565 billion, reflecting a total Company comparable sales increase in the low-single digits;

•	Gross margin rate performance to be 52.0%;

•	Total SG&A expenses to be $1.175 billion, including approximately $20 million of targeted savings in fiscal 2015 associated with the Company’s aforementioned SG&A optimization program;

•	An effective tax rate of 40.5%;

•	Weighted average diluted shares outstanding for the year of approximately 46.5 million shares, which includes the effect of participating securities, but excludes any potential impact of future repurchases;

•	Capital expenditures to be approximately $85 million.

•	Total weighted average square footage for fiscal 2015 is expected to remain approximately flat with 2014, reflecting the opening of approximately 40 new stores, offset by the impact of approximately 35 store closures. The Company expects to have approximately 1,035 stores at fiscal year-end.

The Company expects to maintain its healthy balance sheet, including a conservative approach to inventory management throughout Fiscal 2015.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. As of January 31, 2015, the Company operated 1,030 Ann Taylor, Ann Taylor Factory, LOFT, LOFT Outlet and Lou & Grey stores in 47 states, the District of Columbia, Puerto Rico and Canada. Our Ann Taylor and LOFT brands are also available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com or at our LOFT franchise stores in Mexico. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain brand image, engage new and existing clients, drive traffic to its stores and websites and gain market share;

•	the effect of competitive pressures from other retailers as well as structural headwinds in the specialty retail sector;

•	the Company’s reliance on key management and its ability to hire, retain and develop qualified associates as well as ensure that the Company has the appropriate organizational structure and processes in place to achieve its strategic initiatives;

•	the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity and flexibility, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the Company’s dependence on its Louisville distribution center and third-party distribution and transportation providers;

•	the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor and transportation;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the Company’s ability to manage inventory levels and changes in merchandise mix as well as optimize the operational aspects of its omni-channel fulfillment strategy;

•	the Company’s ability to successfully optimize implementation of its omni-channel retail strategy and maintain a relevant and reliable omni-channel experience for its clients;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•	the Company’s ability to successfully manage our Internet business and deliver and integrated omni-channel shopping experience to our clients;

•	the Company’s ability to successfully upgrade and maintain its information systems in a timely and secure manner to support the needs of the organization and to operate in accordance with its business continuity plan in the event of a disruption;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the Company’s dependence on shopping malls and other retail centers to attract clients and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms; and

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements or applicable laws and regulations;

•	the impact of fluctuations in sales and profitability on the Company’s stock price;

•	the potential impact of natural disasters, extreme weather, public health concerns, acts of war or terrorism in the United States or worldwide;

•	the effect of tax matters on its business operations.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Years Ended January 31, 2015 and February 1, 2014

(unaudited)

Table 1.

	Quarter Ended		Year Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
	(in thousands, except per share amounts)
Net sales	$647,403	$623,255	$2,533,460	$2,493,491
Cost of sales	351,188	316,009	1,242,506	1,150,183

Gross margin	296,215	307,246	1,290,954	1,343,308
Selling, general and administrative expenses	295,219	301,470	1,161,838	1,173,234
Restructuring charge	—	—	17,303	—

Operating income	996	5,776	111,813	170,074
Interest and investment income/(expense), net	(314)	(311)	(363)	(94)
Other non-operating expense, net	(574)	(74)	(835)	(17)

Income before income taxes	108	5,391	110,615	169,963
Income tax provision/(benefit)	(154)	711	42,635	67,533

Net income	$262	$4,680	$67,980	$102,430

Earnings per share:
Basic earnings per share	$0.01	$0.10	$1.47	$2.21

Weighted average shares outstanding	44,830	45,219	45,172	45,490

Diluted earnings per share	$0.01	$0.10	$1.46	$2.19

Weighted average shares outstanding, assuming dilution	45,225	45,711	45,608	45,955

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

January 31, 2015 and February 1, 2014

(unaudited)

Table 2.

	January 31, 2015	February 1, 2014
	(in thousands, except share amounts)
Assets
Current assets
Cash	$207,711	$201,707
Accounts receivable	20,360	22,448
Merchandise inventories	265,022	239,667
Refundable income taxes	9,270	7,252
Deferred income taxes	26,046	28,854
Prepaid expenses and other current assets	72,489	61,287

Total current assets	600,898	561,215
Property and equipment, net	426,729	443,086
Deferred income taxes	12,119	6,599
Other assets	21,760	22,060

Total assets	$1,061,506	$1,032,960

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$134,031	$101,276
Accrued salaries and bonus	20,268	24,546
Current portion of long-term performance compensation	5,838	20,339
Accrued tenancy	36,907	38,331
Gift certificates and merchandise credits redeemable	49,146	48,150
Accrued expenses and other current liabilities	85,298	97,101

Total current liabilities	331,488	329,743
Deferred lease costs	149,658	164,703
Deferred income taxes	—	36
Long-term performance compensation, less current portion	11,601	15,456
Other liabilities	58,081	54,566

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561
Additional paid-in capital	749,711	751,765
Retained earnings	847,252	779,272
Accumulated other comprehensive loss	(5,705)	(2,874)
Treasury stock, 36,844,722 and 36,344,643 shares, respectively, at cost	(1,081,141)	(1,060,268)

Total stockholders’ equity	510,678	468,456

Total liabilities and stockholders’ equity	$1,061,506	$1,032,960

ANN INC.

Brand Sales and Store Data

For the Quarters and Years Ended January 31, 2015 and February 1, 2014

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	January 31, 2015		February 1, 2014
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$180,234	—%	$179,233	0.9%
Ann Taylor Factory	69,673	(1.5)%	66,954	(6.1)%

Total Ann Taylor brand	249,907	(0.4)%	246,187	(1.1)%

LOFT brand
LOFT (3)	323,880	1.0%	317,110	7.6%
LOFT Outlet	73,616	6.6%	59,958	(3.5)%

Total LOFT brand	397,496	1.9%	377,068	5.7%

Total Company	$647,403	1.0%	$623,255	2.9%

	Year Ended
Sales and Comparable Sales	January 31, 2015		February 1, 2014
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$658,653	(0.7)%	$667,995	4.9%
Ann Taylor Factory	294,145	(5.2)%	291,797	(6.6)%

Total Ann Taylor brand	952,798	(2.2)%	959,792	1.1%

LOFT brand
LOFT (3)	1,276,418	(2.4)%	1,272,854	4.2%
LOFT Outlet	304,244	1.3%	260,845	(3.0)%

Total LOFT brand	1,580,662	(1.7)%	1,533,699	3.0%

Total Company	$2,533,460	(1.9)%	$2,493,491	2.3%

Table 3. (Continued)

	Year Ended
Stores and Square Footage	January 31, 2015		February 1, 2014
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor	245	1,167	268	1,329
Ann Taylor Factory	116	777	108	732

Total Ann Taylor brand	361	1,944	376	2,061

LOFT brand
LOFT (4)	542	3,058	539	3,081
LOFT Outlet	127	832	110	731

Total LOFT brand	669	3,890	649	3,812

Total Company	1,030	5,834	1,025	5,873

Number of Company operated:
Stores open at beginning of period	1,025	5,873	984	5,685
New stores	50	259	66	344
Downsized/expanded stores, net (5)	—	(31)	—	(24)
Closed stores	(45)	(267)	(25)	(132)

Stores open at end of period	1,030	5,834	1,025	5,873

International franchise stores open at end of period (6)	3		—

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening. Sales at anntaylor.com and LOFT.com are also included in comparable sales. International franchise stores are not considered in the determination of comparable sales.
(2)	Includes sales at Ann Taylor stores and anntaylor.com.
(3)	Includes sales at LOFT stores, LOFT.com and Lou & Grey stores.
(4)	Includes Lou & Grey stores.
(5)	During Fiscal 2014, we downsized six Ann Taylor stores, four LOFT stores and one LOFT Outlet store. During Fiscal 2013, we downsized 10 Ann Taylor stores, two Ann Taylor Factory stores and five LOFT stores and expanded two LOFT stores.
(6)	International franchise stores are not considered in brand-level or Company-operated stores and square footage.